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                                Man-AHL 130, LLC
                                Account Statement
                             12/1/2009 to 12/31/2009
                                   (Unaudited)

MAN-AHL 130, LLC

                                        STATEMENT OF CHANGES IN CAPITAL ACCOUNT

Beginning of Period Net Asset Value                                                                              26,090,544.61
Capital Additions this Period                                                                                        80,000.00
Capital Withdrawals this Period                                                                                  (3,606,533.29)
         Net Income (Loss) for the Period                                                                        (1,769,155.31)
                                                                                                                 -------------
         End of Period Net Asset Value (12/31/2009)                                                              20,794,856.01
                                                                                                                 -------------
         Rate of Return for the Period Class A Series 1                                               -6.83%
         Rate of Return for the Period Class A Series 2                                               -6.73%
         Rate of Return for the Period Class B Series 1                                               -6.83%
         Rate of Return for the Period Class B Series 2                                               -6.73%


                                          INVESTOR STATEMENT OF INCOME (LOSS)
Income

              Gain (Loss) on Trading of Commodity Futures and Forwards:
                  Realized Gain (Loss) on Closed Futures and Forwards                                              (245,303.94)
                  Change in Unrealized Gain (Loss) on Open Futures and Forwards                                  (1,419,308.87)
              Gain (Loss) From Investments in Other Partnerships                                                    (12,277.03)
              Change in Accrued Commissions                                                                          (9,529.70)
              Miscellaneous Income                                                                                        0.00
              Interest Income                                                                                         5,867.62
                                                                                                                 -------------
                              Total Income                                                                       (1,680,551.92)


Expenses


              Miscellaneous Fee Expense                                                                                   0.00
              Management Fee                                                                                        (55,425.26)
              Incentive Fee                                                                                               0.00
              Other Expenses                                                                                        (33,178.13)
                                                                                                                 -------------
                              Total Expenses                                                                        (88,603.39)
                                                                                                                 -------------
                              Net Income                                                                         (1,769,155.31)


                               STATEMENT OF FUND CHANGES IN NET ASSET VALUE (N.A.V.)

Beginning of Period Net Asset Value (12/1/2009)                                                                  26,090,544.61
Capital Contributions this Period                                                                                    80,000.00
Capital Redeemed this Period                                                                                     (3,606,533.29)
Current Period Net Income (Loss)                                                                                 (1,769,155.31)
                                                                                                                 -------------

                        End of Period Net Asset Value Value (12/31/2009)                                         20,794,856.01
                                                                                                                 -------------
                        End of Period Net Asset Value Per Unit Class A Series 1 (12/31/2009)          118.47
                        End of Period Net Asset Value Per Unit Class A Series 2 (12/31/2009)          122.21
                        End of Period Net Asset Value Per Unit Class B Series 1 (12/31/2009)          118.68
                        End of Period Net Asset Value Per Unit Class B Series 2 (12/31/2009)          122.43

    To the best of my knowledge and belief, the information contained in the above report is accurate and complete.

/s/ Alicia Derrah

Alicia Derrah, Vice President, Chief Financial Officer, and Secretary Man Investments (USA) Corp Commodity Pool Operator of Man AHL-130, LLC